Exhibit 99.1

FOR IMMEDIATE RELEASE

July 9, 2018

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Colleen Penhall
	704-758-2033	704-758-2958
	tiffany.l.mason@lowes.com	colleen.b.penhall@lowes.com

LOWE’S REALIGNS LEADERSHIP STRUCTURE TO DRIVE OPERATIONAL EXCELLENCE

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today announced a new leadership structure with simplified roles and responsibilities to drive operational excellence.

Marvin R. Ellison, president and CEO of Lowe’s, said, “We have taken a fresh look at our organizational structure and are realigning our leadership team to improve our focus, better leverage Lowe’s omni-channel capabilities and deliver increased value for our customers, associates and shareholders. As we make this transition, I would like to recognize the numerous contributions of the senior leaders departing Lowe’s and thank them for their years of service.”

As part of the company’s new leadership structure, the chief operating officer, chief customer officer, corporate administration executive and chief development officer positions have been eliminated, and responsibilities formerly under these roles will be assumed by other senior leadership roles that will report directly to Ellison. These changes are effective immediately but will require a transition period until all roles are permanently filled.

•	EVP, Merchandising: This role will be responsible for merchandising, marketing, digital, and data analytics and customer insights. William P. (Bill) Boltz has been named to the role, effective Aug. 15, 2018. Boltz is an accomplished executive with more than three decades of retail operations, marketing and merchandising experience and is currently the president and CEO of Chervon North America. In this role, Boltz oversees the sales, marketing, engineering and product development in North America of products under the EGO, SKIL and SKILSAW brands. Chervon, as a global power tool supplier, currently produces products as an original equipment manufacturer for a number of key professional power tool brands and also produces and develops products under the Kobalt and Craftsman brands as well as other private label brands. In addition, Boltz previously held several leadership roles in merchandising at The Home Depot, including senior vice president of hardlines, which consisted of hardware, tools, nursery, cleaning, seasonal, outdoor power and holiday decor. Prior to The Home Depot, Boltz worked at Sears Holdings Corporation for more than 20 years, culminating in his role as vice president, general merchandise manager within home improvement.

Effective Nov. 6, 2018, after ensuring a smooth transition, Chief Customer Officer Michael P. McDermott has decided to leave the company to pursue other interests.

•	EVP, Stores: The company has initiated an external search for this newly created role, which will oversee the North, South and West divisions, Orchard Supply Hardware, operations engineering, Pro and services businesses, and asset protection. The senior leaders of the store operations team will report to the CEO until an EVP is named.

Effective immediately, Chief Operating Officer Richard D. Maltsbarger will be leaving the company.

•	EVP, Supply Chain: This newly created role will oversee distribution centers, logistics, global sourcing, transportation and delivery services. Mike West, current senior vice president, supply chain operations, will serve in the role on a transitional basis while an external search is underway.

•	SVP, Chief Information Officer: Paul D. Ramsay will remain in his current role as CIO.

•	EVP, Chief Financial Officer: As previously announced, Marshall A. Croom plans to retire from the company, effective Oct. 5, 2018. An external search is underway. Croom will continue in his role as chief financial officer until his successor is appointed, and then remain with the company during a transition period until his retirement date.

•	EVP, General Counsel & Corporate Secretary: Bill McCanless will remain in his current role as EVP, general counsel and corporate secretary.

Effective immediately, N. Brian Peace, SVP, administration, will report to McCanless. Peace will take another role in the fall.

•	EVP, Human Resources: Jennifer L. Weber will remain in her current role as EVP, human resources.

•	President & CEO, Canada: Sylvain Prud’homme will remain in his current role as president & CEO, Canada, where he will continue to oversee operations in Canada and Mexico.

About Lowe’s

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States, Canada and Mexico. With fiscal year 2017 sales of $68.6 billion, Lowe’s and its related businesses operate or service more than 2,390 home improvement and hardware stores and employ over 310,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

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